Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Tesla, Inc. for the registration of 34,772 common stock shares and to the incorporation by reference therein of our report dated March 1, 2017, with respect to the consolidated financial statements of SolarCity Corporation, included in Tesla’s Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

November 6, 2017